Exhibit 99.1

NEWPARK RESOURCES REPORTS NET INCOME OF $0.25 PER DILUTED SHARE FOR THE THIRD QUARTER OF 2014

Company achieves quarterly records for both Revenues and Operating Income

THE WOODLANDS, TX – OCTOBER 30, 2014 – Newpark Resources, Inc. (NYSE: NR) today announced results for its third quarter ended September 30, 2014. Total revenues for the third quarter of 2014 were $297.0 million compared to $272.5 million in the second quarter of 2014 and $268.1 million in the third quarter of 2013. Income from continuing operations for the third quarter of 2014 was $23.5 million, or $0.25 per diluted share, compared to $20.3 million, or $0.21 per diluted share, in the second quarter of 2014, and $15.4 million, or $0.16 per diluted share, in the third quarter of 2013.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are very pleased with the record performance this quarter as we achieved new high marks for revenues in both the fluids and mats segments. Building on the momentum from the first half, U.S. fluids revenues grew 8% sequentially, reflecting broad-based gains across several regions, along with continued strong demand for wholesale barite. Meanwhile, seasonal improvements in Canada largely offset the expected declines from both the EMEA region and Brazil. The continuing strength in revenues, along with our efforts in penetrating the market with new technologies, has helped us sustain fluids segment margins at 11% in the third quarter.

“Our mats business continued to perform at a high level, generating a 47% sequential increase in revenues and a 44.9% operating margin in the third quarter. The strong revenue growth was primarily driven by a large site preparation project in the Gulf Coast region, along with continuing growth in mat rentals, as we expanded our presence into new markets.

“In the meantime, we are continuing to make strategic investments to accelerate the growth in both our fluids and mats segments, with capital expenditures totaling $28 million in the third quarter,” concluded Howes.

Segment Results

The Fluids Systems segment generated revenues of $251.2 million in the third quarter of 2014 compared to $241.4 million in the second quarter of 2014 and $233.0 million in the third quarter of 2013. Segment operating income was $27.8 million (11.0% operating margin) in the third quarter of 2014, compared to $27.6 million (11.4% operating margin) in the second quarter of 2014, which included a $0.6 million gain on the sale of real estate, and $17.1 million (7.4% operating margin) in the third quarter of 2013.

The Mats and Integrated Services segment generated revenues of $45.7 million in the third quarter of 2014 compared to $31.1 million in the second quarter of 2014 and $35.1 million in the third quarter of 2013. Segment operating income was $20.5 million (44.9% operating margin) in the third quarter of 2014, compared to $13.7 million (43.9% operating margin) in the second quarter of 2014, which included a $0.6 million gain on the sale of real estate, and $15.3 million (43.7% operating margin) in the third quarter of 2013.

Strategic investment IN Fluids segment

The Company’s Board of Directors recently approved two capital investment projects within the fluids segment. The projects include a capital investment of approximately $30 million to significantly expand existing capacity and upgrade capabilities in Fourchon, Louisiana, to serve the Gulf of Mexico deepwater market. In addition, the Company is investing approximately $20 million in a new manufacturing facility and distribution center located in Conroe, Texas, which will support the increasing demand for our proprietary fluid technologies, including our Evolution systems.

INTERNATIONAL FLUIDS CONTRACT AWARD

The Company announced that it has been awarded a contract by ENI S.p.A. to provide drilling fluids and related services for a series of wells in offshore Libya. The estimated value of the contract is approximately $20 million, and work is expected to begin in the first half of 2015.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss third quarter 2014 results, which will be broadcast live over the Internet, on Friday, October 31, 2014 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (719) 325-2429 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through November 14, 2014 and may be accessed by dialing (719) 457-0820 and using pass code #3399915. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids and temporary worksites and access roads for oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2013, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to execute our business strategy and make successful business acquisitions and capital investments, operating hazards inherent in the oil and natural gas industry, our international operations, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

(Unaudited)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share data)	2014	2014	2013	2014	2013

Revenues	$296,964	$272,466	$268,132	$812,254	$795,431

Cost of revenues	228,661	214,711	218,864	639,932	654,309

Selling, general and administrative expenses	28,754	27,981	23,846	82,258	69,545
Other operating expense (income), net	117	(2,042)	(223)	(1,941)	(525)

Operating income	39,432	31,816	25,645	92,005	72,102

Foreign currency exchange loss (gain)	1,221	(1,805)	975	(530)	1,082
Interest expense, net	2,321	2,830	2,728	8,071	8,050

Income from continuing operations before income taxes	35,890	30,791	21,942	84,464	62,970
Provision for income taxes	12,398	10,462	6,511	28,901	20,813
Income from continuing operations	23,492	20,329	15,431	55,563	42,157
Income from discontinued operations, net of tax	-	-	3,329	1,152	9,642
Gain from disposal of discontinued operations, net of tax	-	-	-	22,117	-

Net income	$23,492	$20,329	$18,760	$78,832	$51,799

Income per common share -basic:
Income from continuing operations	$0.29	$0.24	$0.18	$0.67	$0.50
Income from discontinued operations	-	-	0.04	0.28	0.11
Net income	$0.29	$0.24	$0.22	$0.95	$0.61

Income per common share -diluted:
Income from continuing operations	$0.25	$0.21	$0.16	$0.59	$0.45
Income from discontinued operations	-	-	0.04	0.23	0.09
Net income	$0.25	$0.21	$0.20	$0.82	$0.54

Calculation of Diluted EPS:
Income from continuing operations	$23,492	$20,329	$15,431	$55,563	$42,157
Assumed conversion of Senior Notes	1,294	1,253	1,370	3,808	3,875
Adjusted income from continuing operations	$24,786	$21,582	$16,801	$59,371	$46,032

Weighted average number of common shares outstanding-basic	82,055	83,010	85,775	83,260	84,902
Add: Dilutive effect of stock options and restricted stock awards	1,550	1,743	1,503	1,715	1,718
Dilutive effect of Senior Notes	15,682	15,682	15,682	15,682	15,682

Diluted weighted average number of common shares outstanding	99,287	100,435	102,960	100,657	102,302

Diluted income from continuing operations per common share	$0.25	$0.21	$0.16	$0.59	$0.45

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2014	2014	2013

Revenues
Fluids systems	$251,234	$241,386	$233,020
Mats and integrated services	45,730	31,080	35,112
Total revenues	$296,964	$272,466	$268,132

Operating income (loss)
Fluids systems	$27,756	$27,571	$17,140
Mats and integrated services	20,541	13,653	15,345
Corporate office	(8,865)	(9,408)	(6,840)
Total operating income	$39,432	$31,816	$25,645

Segment operating margin
Fluids systems	11.0%	11.4%	7.4%
Mats and integrated services	44.9%	43.9%	43.7%

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)
	September 30,	December 31,
(In thousands, except share data)	2014	2013

ASSETS
Cash and cash equivalents	$41,390	$65,840
Receivables, net	331,109	268,529
Inventories	198,140	189,680
Deferred tax assets	9,054	11,272
Prepaid expenses and other current assets	17,082	11,016
Assets of discontinued operations	-	13,103
Total current assets	596,775	559,440

Property, plant and equipment, net	273,565	217,010
Goodwill	92,876	94,064
Other intangible assets, net	18,942	25,900
Other assets	4,947	6,086
Assets of discontinued operations	-	65,917
Total assets	$987,105	$968,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$8,802	$12,867
Accounts payable	94,763	88,586
Accrued liabilities	57,385	46,341
Liabilities of discontinued operations	-	5,957
Total current liabilities	160,950	153,751

Long-term debt, less current portion	172,499	172,786
Deferred tax liabilities	31,591	27,060
Other noncurrent liabilities	12,449	11,026
Liabilities of discontinued operations	-	22,740
Total liabilities	377,489	387,363

Commitments and contingencies

Common stock, $0.01 par value, 200,000,000 shares authorized and 99,186,913 and 98,030,839 shares issued, respectively	992	980
Paid-in capital	517,649	504,675
Accumulated other comprehensive loss	(21,047)	(9,484)
Retained earnings	239,170	160,338
Treasury stock, at cost; 15,186,553 and 10,832,845 shares, respectively	(127,148)	(75,455)
Total stockholders’ equity	609,616	581,054
Total liabilities and stockholders' equity	$987,105	$968,417

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Nine Months Ended September 30,
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$78,832	$51,799
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	30,925	33,138
Stock-based compensation expense	9,092	6,954
Provision for deferred income taxes	(5,277)	(311)
Net provision for doubtful accounts	1,226	221
Gain on sale of a business	(33,974)	-
Gain on sale of assets	(1,351)	(437)
Excess tax benefit from stock-based compensation	(1,175)	(2,020)
Change in assets and liabilities:
(Increase) decrease in receivables	(60,348)	1,210
(Increase) decrease in inventories	(11,973)	2,964
(Increase) decrease in other assets	(6,170)	828
Increase (decrease) in accounts payable	7,531	(11,832)
Increase in accrued liabilities and other	15,544	13,175
Net cash provided by operating activities	22,882	95,689

Cash flows from investing activities:
Capital expenditures	(84,710)	(52,550)
Proceeds from sale of property, plant and equipment	3,144	1,248
Proceeds from sale of a business	89,766	-
Net cash provided by (used in) investing activities	8,200	(51,302)

Cash flows from financing activities:
Borrowings on lines of credit	54,665	215,994
Payments on lines of credit	(58,897)	(243,141)
Other financing activities	(43)	(25)
Proceeds from employee stock plans	3,104	8,102
Purchases of treasury stock	(52,892)	(4,227)
Excess tax benefit from stock-based compensation	1,175	2,020
Net cash used in financing activities	(52,888)	(21,277)

Effect of exchange rate changes on cash	(2,644)	(547)

Net (decrease) increase in cash and cash equivalents	(24,450)	22,563
Cash and cash equivalents at beginning of year	65,840	46,846

Cash and cash equivalents at end of period	$41,390	$69,409

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